PRESS RELEASE


IPC Information Systems Closes Merger With Cable Systems
Holding - Intends To Effect 3 For 2 Stock Split

         NEW YORK, MAY 1, 1998 - IPC Information Systems, Inc. (formerly, NASDAQ:IPCI, now IPCX), a leading provider of financial trading services worldwide, today announced that it has closed its recapitalization merger with Cable Systems Holding, LLC (CSH LLC).

         As previously announced, IPC stockholders had the option to receive $21 per share in cash, or to retain a portion of their equity, not to exceed 46 percent in total, in the recapitalized company. Richard P. Kleinknecht, who, prior to the merger, served as Chairman of IPC, and after the merger, will serve as Vice Chairman of IPC, retained 380,952 shares of common stock in the surviving entity (equal to 10%). Other IPC stockholders elected to retain 822,828 shares of common stock in the surviving entity, which, together with the shares retained by Richard P. Kleinknecht, represent approximately 32% of the common stock in the surviving entity.

         IPC issued $247,400,000 aggregate principal amount at maturity ($180,010,714 initial proceeds upon issuance) of its 10-7/8% senior discount notes, the proceeds of which, together with the $54,720,000 of capital provided by CSH LLC, its indirect subsidiary Cable Systems International, Inc. and the investment fund Lawrence Smith & Horey III, L.P., were used to repurchase shares of IPC common stock from IPC stockholders who chose to receive cash in exchange for their shares. Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co. arranged the debt financing. IPC also entered into a $55 million revolving credit facility with Morgan Stanley Senior Funding, Inc., as syndication agent, to be used by IPC for working capital and other purposes.

         Commencing today, May 1, 1998, IPC will be listed on the NASDAQ SmallCap Market. IPC intends, with the approval of IPC's new controlling stockholders, to effect a 3 for 2 stock split as soon as practicable.

         CSH LLC is headquartered in Phoenix, Arizona. CSH LLC has one direct operating subsidiary, Cable Systems Holding Company (CSH), a manufacturer of telecommunications products for outside plant, customer premises, broadband networks, specialized cable assemblies and contract assembly services.

         IPC Information Systems, Inc. is a world leader in the delivery of integrated multimedia communications solutions to the financial trading industry. IPC serves customers in more than 35 countries. Its patented digital TRADENET MX(R) turret is the most widely installed voice trading system in the world. With its subsidiary, IXnet, IPC has created the first global virtual private network, connecting trading companies with customers and counterparts around the world. In addition, IPC installs and maintains communications cable infrastructure, video and call logging systems, communication integration services, and complete customer care programs.


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         This press release may include information presented which contains forward-looking information, including statements regarding the strategic direction of the Company. These comments constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the information discussed in these forward-looking statements. Among the factors that could cause actual results, performance or achievement to differ materially from those described or implied in the forward-looking statements are general economic conditions, competition, potential technology changes, changes in or the lack of anticipated changes in the regulatory environment in various countries, the ability to secure partnership or joint-venture relationships with other entities, the ability to raise additional capital to finance expansion, and the risks inherent in new product and service introductions and the entry into new geographic markets.

Contact
website@ipc.com
Voice: (212) 825-9060

Please Note: IPC Information Systems designs, manufactures and markets specialized telecommunications systems used on financial trading floors.

Copyright (C) 1997, 1998 by IPC Information Systems, Inc. Specifications contained herein are accurate as of posting date.